Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Boulevard Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE

OCTOBER 22, 2003

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE THIRD
QUARTER OF 2003

— Net Income for the Quarter Totaled $7.7 Million and EPS Totaled $0.49 –

– Board Declares Dividend of $0.1875 per share –

Rancho Santa Fe, California  .  ..  .  First Community Bancorp (Nasdaq: FCBP) today announced third quarter 2003 net income of $7.7 million, or $0.49 per diluted share, compared to third quarter 2002 net income of $4.5 million, or $0.37 per diluted share.

Consolidated net income for the nine months ended September 30, 2003, was $23.6 million, or $1.49 per diluted share.  This compares with consolidated net income of $10.5 million, or $1.17 per diluted share, for the same period of 2002 and represents an increase of 124% and 27%, respectively.

Also today, the Board of Directors of First Community Bancorp declared a quarterly cash dividend of $0.1875 per common share.  The cash dividend will be payable on November 26, 2003 to shareholders of record on November 14, 2003.

Net income for the quarter ended September 30, 2003 was affected by the following items:

•                  Additional interest income of $365,000 ($219,000 after tax) on one loan restored to accrual status;

•                  An insurance settlement on a legal matter of $650,000 ($389,000 after tax) included in other noninterest income;

•                  Noncash accrued compensation expense of $446,000 ($267,000 after tax) related to grants of performance and restricted stock awards; and

•                  Noncash accrued retrofit costs of $220,000 ($132,000 after tax) included in occupancy expense related to contractual obligations at the end of certain leases.

Matt Wagner, President and Chief Executive Officer stated, “During the third quarter we performed well in terms of credit quality and expense reduction, and booked modest growth in terms of loans and deposits.  Credit quality improved by a nearly 4% reduction in nonperforming assets quarter-over-quarter, notwithstanding the acquisition of approximately $700,000 in nonperforming assets from the Verdugo portfolio. We also reduced our interest expense on interest bearing deposits, as well as our average cost of deposits, while increasing our average total deposits.  Gross loans and core deposits also increased, quarter-over-quarter, by 8.0% and 6.6% due to the Verdugo acquisition. New loan generation partially offset planned loan run-off, both from refinancings and maturing loans.   We expect some loan run-off to continue into next quarter.

“During the quarter we converted Verdugo onto our deposit and loan data processing platform simultaneously with our closing of the transaction.  This timely conversion resulted in additional expense savings for the Company.”

Mr. Wagner continued, “Loan and core deposit growth continue to be a primary focus going forward, without compromising our credit standards or reducing rates for short term gain.  In the current environment, we are concentrating on making quality loans and protecting our net interest margin through a disciplined approach to lending and a focus on operational expenses. We expect to continue our steady performance and should rates increase, we will be in an even better position, having maintained a relatively healthy net interest margin notwithstanding the lackluster environment.”

The 2003 comparisons to 2002 are affected by the acquisitions of Upland Bank, Marathon Bancorp, First National Bank, Bank of Coronado and Verdugo Banking Company, which were completed subsequent to the second quarter 2002 and through which First Community acquired aggregate assets totaling approximately $1.6 billion and aggregate deposits totaling $1.4 billion.  Further, the year over year comparisons are also affected by the acquisitions of Pacific Western National Bank and W.H.E.C., Inc. accomplished during the first quarter of 2002, through which First Community acquired aggregate assets totaling $407.0 million and aggregate deposits totaling $373.7 million.

THIRD QUARTER HIGHLIGHTS

	Third Quarter			Second Quarter
$ in millions, except per share data	2003	2002	% Change	2003	% Change
Diluted Earnings per share	$0.49	$0.37	32.4	$0.55	(10.9)
Net Income	$7.7	$4.5	71.1	$8.6	(10.5)
Diluted Shares	15,897.1	12,234.86	29.9	15,785.1	0.7

Return on Average Assets	1.33%	1.16%	14.7	1.60%	(16.9)
Return on Average Equity	9.4%	8.5%	10.6	10.7%	(12.1)
Efficiency Ratio	56.8%	64.7%	(12.2)	52.0%	9.2

Return on average assets was 1.33%, an increase of 14.7% over third quarter 2002, and a decrease of 16.9% from the second quarter 2003.  Second quarter 2003 net income included after-tax securities gains totaling $1.0 million.  The increase in return on average assets over the same period of 2002 is due to the continuing reduction in noninterest expense as a percentage of average assets.  Return on average equity also improved to 9.4%, an increase of 10.6% over the third quarter of 2002, although it declined from 10.7% for the second quarter of 2003.

YEAR TO DATE HIGHLIGHTS

	Nine Months Ended September 30,
$ in millions, except per share data	2003	2002	% Change
Diluted Earnings Per Share	$1.49	$1.17	27.4
Net Income	$23.6	$10.5	124.8
Diluted Shares	15,819.5	8,983.1	76.1
Return on Average Assets	1.42%	1.12%	26.8
Return on Average Equity	9.8%	10.9%	(10.1)
Efficiency Ratio	55.3%	66.1%	(16.3)

Return on average assets was 1.42% for the nine months ended September 30, 2003, an increase of 26.8% over the same time period in 2002.  Return on average equity decreased by 10.1% to 9.8% for 2003 when compared to the same period of 2002.

BALANCE SHEET

Average assets for third quarter 2003 were $2.3 billion, an increase of 50% over third quarter 2002 and an increase of $134.8 million from the second quarter of 2003.  On August 22, 2003, the Company completed its acquisition of Verdugo Banking Company which had total assets at the time of acquisition of $184.0 million.  Total assets increased 13.8% from year end 2002 to $2.4 billion at September 30, 2003 with gross loans totaling $1.6 billion, an increase of $121.4 million from year end 2002 and an increase of $115.0 million from the second quarter of 2003.  Average deposits for third quarter 2003 were $1.9 billion, an increase of 50% over third quarter 2002 and an increase of $117.2 million from the second quarter of 2003.  Deposits increased 13.4% from year end 2002 to $2.0 billion at September 30, 2003 with noninterest-bearing deposit balances totaling $777.2 million and representing 39% of deposits.

NET INTEREST INCOME

Net interest income increased 34% to $25.1 million for third quarter 2003, compared to $18.7 million for third quarter 2002.  Net interest income increased 67% to $74.0 million for the nine months ended September 30, 2003, when compared to $44.3 million for the same period of 2002.  Such increases were due primarily to the Company’s acquisitions.  Net interest income remained relativity unchanged for the third quarter when compared to the second quarter 2003.  The third quarter of 2003 includes additional interest income of $365,000 related to one loan returned to accrual status due to satisfactory payment performance.

NET INTEREST MARGIN

The Company’s net interest margin for the third quarter 2003 was 5.12%, a decrease of 35 basis points when compared to third quarter of 2002.  The Company actively managed its net interest margin in the present declining interest rate environment by carefully monitoring spreads on new loans and by lowering rates paid on interest-bearing deposits.  The decline in net interest margin resulted from the effects of the reduction in interest rates by the Federal Reserve at the end of the second quarter 2003, as well as from loan repayment activity.  Yields on average earning assets were 5.72%, 6.11%, and 6.52% for the third and second quarters of 2003 and the third quarter of 2002.  The average cost of deposits was 0.45% for the third quarter 2003 compared to 0.57% for the second quarter 2003 and 0.89% for the third quarter of 2002.  The overall cost for interest-bearing liabilities decreased to 0.96% for third quarter 2003 compared to 1.13% for the second quarter of 2003 and 1.75% for the third quarter of 2002.  The Company’s net interest margin for the nine months ended September 30, 2003 was 5.31%, a decrease of 12 basis points when compared to the same period of 2002.  Yields on average earning assets were 6.00% and 6.63% for the nine months ended September 30, 2003 and 2002.  The average cost of deposits was 0.55% for the nine months ended September 30, 2003 compared to 0.98% for the same period of 2002.

NONINTEREST INCOME

For the third quarter of 2003, noninterest income totaled $4.9 million compared to $2.5 million for the third quarter of 2002.  Noninterest income for the nine months ended September 30, 2003 totaled $15.0 million compared to $7.5 million for the same period of 2002.  Noninterest income for the nine months ended September 30, 2003, includes $650,000 related to an insurance settlement recorded during the third quarter and securities gains of $1.8 million recognized in the second quarter.

NONINTEREST EXPENSE

For the third quarter of 2003, noninterest expense was $17.0 million, compared to $13.8 million for the third quarter of 2002 and $15.9 million for the second quarter of 2003.  The increase from the second quarter of 2003 resulted primarily from the Verdugo acquisition and noncash accrued expenses for compensation, related to the grant of restricted and performance stock awards, as well as to additional occupancy expense related to estimated retrofit obligations.  The increase in noninterest expense for 2003 when compared to 2002 is due primarily to five bank acquisitions consummated subsequent to the beginning of the third quarter of 2002.  The increase in noninterest expense was partially offset by planned staff reductions and other savings achieved as a result of scheduled branch consolidations and data systems conversions following acquisitions.  Since the beginning of the year, five branches have been closed and the deposits have been consolidated into other branches.  Additionally, three systems conversions have occurred whereby the acquired banks’ databases were merged onto the Company’s loan and deposit platforms.  Noninterest expense for the nine months ended September 30, 2003 totaled $49.1 million compared to $34.2 million for the same period of 2002.  Noninterest expense includes core deposit intangible amortization of $1.8 million for the nine months ended September 30, 2003, resulting from the Company’s multiple bank acquisitions, compared to $577,000 for the same period in 2002.

During the third quarter, the Company awarded to employees an aggregate of 445,000 shares of restricted stock and performance stock.  As a result, the Company recognized $446,000 of noncash, accrued compensation expense related to these stock awards during the quarter.   Compensation expense related to performance stock and restricted stock awards is expected to be approximately $600,000 per quarter for the remainder of 2003 and calendar 2004. Grants of stock awards replace the practice of granting stock options.

CREDIT QUALITY

Nonperforming assets decreased to $9.5 million at September 30, 2003 from $9.9 million at June 30, 2003, and from $13.3 million at December 31, 2002.  The decrease from December 31, 2002 includes the sale of four OREO properties totaling $3.1 million and a $707,000 decrease in nonaccrual loans during the first nine months of 2003.   The ratio of nonperforming assets to total loans and OREO declined to 0.61% at September 30, 2003 from 0.93% at December 31, 2002.

Nonperforming assets have improved substantially from June 30 to September 30, 2003.  Nonperforming assets decreased $352,000, or 3.6%, from $9,861,000 at June 30, 2003 to $9,509,000 at September 30, 2003, notwithstanding the acquisition of $700,000 in nonperforming assets from the Verdugo portfolio.  Absent the acquisition of these assets, nonperforming assets were reduced approximately 10.7% since June 30, 2003.  This decrease is due to the Company’s continued practice of monitoring borrower performance and developing and implementing appropriate workout plans.

Annualized net charge-offs as a percentage of average loans were 0.13% for the first nine months of 2003 versus 0.10% for the year ended December 31, 2002.  The allowance for loan losses totaled $25.8 million at September 30, 2003 and represents 1.67% of loans, net of deferred fees and costs and 271.2% of nonaccrual loans as of that date.

The ratio of nonaccrual loans to loans, net of deferred fees and costs, decreased to 0.61% as of September 30, 2003, compared to 0.72% as of December 31, 2002.

CAPITAL MANAGEMENT

During the third quarter, the Company amended and restated its revolving credit facility and added a new revolving credit line.  The facilities, which mature in one year and include automatic renewal provisions, carry floating rates of the lenders’ fed funds rate plus 1.50%, and have limits of up to $12.5 million and up to $17.5 million, respectively.  The Company borrowed an aggregate of $24.0 million from the facilities to help finance the Verdugo acquisition in August 2003.  The Company also issued an aggregate of $20.0 million of trust preferred securities during the third quarter, via two $10.0 million offerings.  The first offering, in August 2003, was used to help finance the Verdugo acquisition and carries a floating rate of 3-month Libor plus 3.10% with the initial rate set at 4.23%.  The second offering, in September 2003, was used to pay down the revolving credit facilities and carries a floating rate of 3-month Libor plus 3.05% with the initial rate set at 4.19%.  At

September 30, 2003, the revolving credit facilities had an aggregate outstanding balance of $14.0 million.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.4 billion in assets as of September 30, 2003, having two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 32 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 19 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  Additional information regarding First Community is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements.  All statements other than statements of historical fact are forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which First Community does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect First Community’s business; changes that may occur in the securities markets; and other risks that are described in First Community’s Securities and Exchange Commission filings.  If any of these uncertainties materializes or any of these assumptions proves incorrect, First Community’s results could differ materially from First Community’s expectations as set forth in these statements.  First Community assumes no obligation to update such forward-looking statements.

Investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2002 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002
	(In thousands, except per share data)
Assets:
Cash and due from banks	$93,925	$97,666
Federal funds sold	32,500	26,700
Total cash and cash equivalents	126,425	124,366

Interest-bearing deposits in financial institutions	367	1,041

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	12,488	6,991
Securities held to maturity	—	6,684
Securities available-for-sale	429,395	312,183
Total securities	441,883	325,858

Gross loans	1,550,722	1,429,328
Deferred fees and costs	(4,058)	(4,932)
Loans, net of deferred fees and costs	1,546,664	1,424,396
Allowance for loan losses	(25,768)	(24,294)
Net loans	1,520,896	1,400,102
Premises and equipment	14,513	13,397
Other real estate owned, net	—	3,117
Goodwill and core deposit intangible	222,716	188,050
Cash surrender value of life insurance	49,731	27,923
Other assets	31,899	32,023
Total Assets	$2,408,430	$2,115,877

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$777,238	$657,443
Interest-bearing deposits	1,194,180	1,081,178
Total deposits	1,971,418	1,738,621

Accrued interest payable and other liabilities	33,808	21,741
Short-term borrowings	14,000	1,223
Trust preferred securities	58,000	38,000
Total Liabilities	2,077,226	1,799,585

Shareholders’ Equity:
Common stock	307,501	291,803
Retained earnings	39,159	23,039
Unearned equity compensation	(13,836)	—
Accumulated other comprehensive income:
Unrealized gain (loss) on securities available-for-sale, net	(1,620)	1,450
Total Shareholders’ Equity	331,204	316,292
Total Liabilities and Shareholders’ Equity	$2,408,430	$2,115,877

Shares outstanding	15,857.5	15,297.0
Book value per share	$20.89	$20.68

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	3 Months Ended September 30		9 Months Ended September 30
	2003	2002	2003	2002
	(In thousands, except per share data)

Interest income:
Interest and fees on loans	$25,179	$19,843	$76,146	$47,257
Interest on interest-bearing deposits in other financial institutions	2	3	11	9
Interest on investment securities	2,510	2,291	6,873	6,091
Interest on federal funds sold	299	230	577	674
Total interest income	27,990	22,367	83,607	54,031

Interest expense:
Interest expense on deposits	2,158	2,848	7,558	7,827
Interest expense on short-term borrowings	54	87	87	125
Interest expense on convertible debt	—	9	—	23
Interest expense on trust preferred securities	712	677	1,982	1,777
Total interest expense	2,924	3,621	9,627	9,752

Net interest income:	25,066	18,746	73,980	44,279
Provision for loan losses	—	—	300	—
Net interest income after provision for loan losses	25,066	18,746	73,680	44,279

Noninterest income:
Service charges deposit accounts	2,219	1,546	6,632	3,890
Other commissions and fees	1,104	504	3,052	1,389
Gain on sale of loans	135	54	721	263
(Loss) Gain on sale of securities	—	—	1,756	—
Increase in cash surrender value of life insurance	523	169	1,345	484
Other income	896	260	1,515	1,482
Total noninterest income	4,877	2,533	15,021	7,508

Noninterest expense:
Salaries and employee benefits	8,082	6,906	24,141	16,965
Occupancy	2,567	1,694	7,004	3,999
Furniture and equipment	817	836	2,404	2,218
Data processing	1,168	841	3,665	2,321
Other professional services	723	668	1,822	1,948
Business development	316	275	737	762
Communications	613	509	1,672	1,235
Stationary and supplies	175	237	477	557
Insurance and assessments	410	280	1,137	789
Cost of OREO	—	8	168	79
Core deposit intangible amortization	632	238	1,807	577
Other	1,517	1,271	4,055	2,794
Total noninterest expense	17,020	13,763	49,089	34,244
Income before income taxes	12,923	7,516	39,612	17,543
Income taxes	5,182	3,034	15,995	7,039
Net income	$7,741	$4,482	$23,617	$10,504

Per share information:
Number of shares (weighted average)
Basic	15,401.9	11,792.4	15,367.6	8,628.0
Diluted	15,897.1	12,234.8	15,819.5	8,983.1
Income per share
Basic	$0.50	$0.38	$1.54	$1.22
Diluted	$0.49	$0.37	$1.49	$1.17

UNAUDITED AVERAGE BALANCE SHEETS

	3 Months Ended September 30,		9 Months Ended September 30,
	2003	2002	2003	2002
	(Dollars in thousands)

Average Assets:
Loans, net of deferred fees and costs	$1,471,050	$1,058,296	$1,469,124	$857,211
Investment securities	348,914	247,089	320,019	177,546
Federal funds sold	121,559	54,145	72,439	54,357
Interest-bearing deposits in financial institutions	616	506	1,432	404
Average earning assets	1,942,139	1,360,036	1,863,014	1,089,518
Other assets	363,950	179,259	356,525	160,588
Average total assets	$2,306,089	$1,539,295	$2,219,539	$1,250,106

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$748,837	$482,896	$704,189	$405,607
Interest-bearing deposits	1,148,949	779,878	1,118,866	660,420
Average deposits	1,897,786	1,262,774	1,823,055	1,066,027
Other interest-bearing liabilities	54,069	43,278	45,196	36,036
Other liabilities	26,468	23,185	28,006	19,693
Average liabilities	1,978,323	1,329,237	1,896,257	1,121,756
Average equity	327,766	210,058	323,282	128,350
Average liabilities and shareholders’ equity	$2,306,089	$1,539,295	$2,219,539	$1,250,106

Yield Analysis:
Average earning assets	$1,942,139	$1,360,036	$1,863,014	$1,089,518
Yield	5.72%	6.52%	6.00%	6.63%
Average interest-bearing deposits	$1,148,949	$779,878	$1,118,866	$660,420
Cost	0.75%	1.45%	0.90%	1.58%
Average deposits	$1,897,786	$1,262,774	$1,823,055	$1,066,027
Cost	0.45%	0.89%	0.55%	0.98%
Average interest-bearing liabilities	$1,203,018	$823,156	$1,164,062	$696,456
Cost	0.96%	1.75%	1.11%	1.87%

Interest spread	4.76%	4.77%	4.89%	4.76%
Net interest margin	5.12%	5.47%	5.31%	5.43%

Average interest sensitive liabilities	$1,951,855	$1,306,052	$1,868,251	$1,102,063
Cost	0.59%	1.10%	0.69%	1.18%

LOAN CONCENTRATION

	At September 30, 2003		At December 31, 2002
	Amount	% of loans	Amount	% of loans
	(Dollars in thousands)

Loan Category:
Domestic:
Commercial	$411,648	27%	$382,584	27%
Real estate – construction	343,235	22%	354,296	25%
Commercial real estate – mortgage	680,783	44%	578,556	40%
Consumer	34,030	2%	35,393	3%
Foreign:
Commercial	66,944	4%	59,995	4%
Other	14,082	1%	18,504	1%
Gross Loans	1,550,722	100%	1,429,328	100%
Less allowance for loan losses	(25,768)		(24,294)
Less deferred fees and costs	(4,058)		(4,932)
Total Loans	$1,520,896		$1,400,102

CREDIT QUALITY MEASURES

	As of or for the Periods Ended
	9 Months 9/30/03	6 Months 6/30/03	3 Months 3/31/03	Year 12/31/02	9 Months 9/30/02	6 Months 6/30/02
	(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—	$—
Nonaccrual loans and leases	9,509	9,725	13,750	10,216	10,254	6,237
Other real estate owned	—	136	1,401	3,117	4,751	2,797
Nonperforming assets	9,509	9,861	15,151	13,333	15,005	9,034

Impaired loans, gross	9,509	9,725	13,750	10,216	10,254	6,237
Allocated allowance for loan losses	(2,358)	(1,791)	(2,855)	(3,027)	(2,250)	(910)
Net investment in impaired loans	7,151	7,934	10,895	7,189	8,004	5,327

Charged-off loans year-to-date	(4,142)	(3,192)	(1,669)	(4,789)	(3,478)	(2,220)
Recoveries year-to-date	2,687	1,846	1,360	3,197	1,616	1,181
Net charge-offs	$(1,455)	$(1,346)	$(309)	$(1,592)	$(1,862)	$(1,039)

Allowance for loan losses to loans, net of deferred fees and costs	1.67%	1.67%	1.68%	1.71%	1.59%	1.49%
Allowance for loan losses to nonaccrual loans and leases	271.0%	245.6%	179.9%	237.8%	234.3%	210.1%
Allowance for loan losses to nonperforming assets	271.0%	242.2%	163.3%	182.2%	160.1%	145.4%
Nonperforming assets to loans and OREO	0.61%	0.69%	1.03%	0.93%	0.99%	1.02%
Annualized net (charge-offs) to average loans	(0.13)%	(0.18)%	(0.08)%	(0.10)%	(0.29)%	(0.28)%
Nonaccrual loans to loans, net of deferred fees and costs	0.61%	0.68%	0.93%	0.72%	0.68%	0.71%

ALLOWANCE FOR LOAN LOSSES

	For the Periods Ended
	9 Months 9/30/03	6 Months 6/30/03	3 Months 3/31/03	Year 12/31/02	9 Months 9/30/02	6 Months 6/30/02
	(Dollars in thousands)

Balance at beginning of period	$24,294	$24,294	$24,294	$11,209	$11,209	$11,209
Loans charged-off:
Commercial	(3,226)	(2,484)	(1,131)	(2,764)	(1,840)	(1,004)
Real estate – construction	—	—	—	—	—	—
Real estate – mortgage	—	—	—	(537)	(537)	(537)
Consumer	(916)	(708)	(538)	(1,488)	(1,101)	(679)
Foreign	—	—	—	—	—	—
Total loans charged-off	(4,142)	(3,192)	(1,669)	(4,789)	(3,478)	(2,220)

Recoveries on loans charged-off:
Commercial	2,214	1,455	1,199	2,036	563	191
Real estate – construction	—	—	—	—	—	—
Real estate – mortgage	81	65	—	737	734	734
Consumer	392	326	161	418	319	256
Foreign	—	—	—	6	—	—
Total recoveries on loans charged-off	2,687	1,846	1,360	3,197	1,616	1,181
Net loans charged-off	(1,455)	(1,346)	(309)	(1,592)	(1,862)	(1,039)
Provision for loan losses	300	300	120	—	—	—
Additions due to acquisitions	2,629	633	633	14,677	14,677	2,966
Balance at end of period	$25,768	$23,881	$24,738	$24,294	$24,024	$13,136